UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Sec. 240.14a-12

SENTINEL GROUP FUNDS, INC. _________________________________________________
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT INFORMATION FOR SHAREHOLDERS

Dear Shareholder:

We recently mailed proxy materials to you for the upcoming Special Meeting of Shareholders that is scheduled for March 2, 2015. These materials describe the proposals and ask for your vote on these important matters.

Shareholders of Sentinel Group Funds, Inc. are being asked to vote on the election of four nominees to the Board, to approve updates to certain fundamental investment policies, eliminate certain other fundamental investment policies and to change the classification of each Fund’s investment objective from a fundamental policy to a non-fundamental policy.  Shareholders of Low Duration Bond Fund and Government Securities Funds are also being asked to approve an amended advisory agreement.

Our records indicate that we have not received your vote.  Please vote as soon as possible so your fund can avoid additional costs associated with soliciting your vote either by mail or telephone solicitation.

 The Board has approved each Proposal and recommends that you vote “FOR” each Proposal

Voting is quick and easy.  Please vote now using one of these methods:

1. Call 1-888-292-5668 to Speak with a Live Agent and Vote
For you convenience, you may call our toll free number Monday through Friday (9 A.M. to 6 P.M. EST) to speak with a live agent who can assist in registering your vote.
2. Vote By Internet
Please visit the website noted on the enclosed proxy voting card and follow the online instructions.
3. Vote by Mail
Please mail your signed proxy voting card(s) in the postage-paid envelope.
4. Vote by Touch-Tone Phone
Please call the toll-free number printed on the enclosed proxy voting card and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

We appreciate you taking time to submit your vote and thank you for your continued support.

Sincerely,

 Sentinel Group Funds, Inc.